Principal
         Financial                                        Principal Life
         Group                                            Insurance Company


November 29,2000



Mr. Ralph C. Eucher
President
Principal Investors Fund, Inc. - High Quality Short-Term Bond Fund Principal Financial Group
Des Moines, IA 50392-0200



Dear Mr. Eucher

Principal Life Insurance Company intends to purchase 10,000,000 shares of Common Stock of Principal Investors Fund, Inc. - High Quality Short-Term Bond Fund, par value $.01 per share (the "Shares") at $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

                                            PRINCIPAL LIFE INSURANCE COMPANY


                                            By /s/Michael D. Roughton

                                                 Michael D. Roughton
                                                 Counsel